Exhibit 99.1

GMS REPORTS FIRST QUARTER FISCAL 2023 RESULTS

Record Levels of Net Sales, Net Income and Adjusted EBITDA; Improving Commercial Backdrop

Tucker, Georgia, September 1, 2022. GMS Inc. (NYSE: GMS), a leading North American specialty building products distributor, today reported financial results for the fiscal first quarter ended July 31, 2022.

First Quarter Fiscal 2023 Highlights

(Comparisons are to the first quarter of fiscal 2022)

•	Net sales of $1,359.6 million increased 30.5%; organic net sales increased 24.1%.

•	Net income of $89.5 million, or $2.07 per diluted share, increased 46.2% compared to net income of $61.2 million, or $1.39 per diluted share; Adjusted net income of $105.2 million, or $2.43 per diluted share, compared to $73.3 million, or $1.67 per diluted share.

•	Adjusted EBITDA of $175.0 million increased $46.9 million, or 36.6%; Adjusted EBITDA margin improved 60 basis points to 12.9% from 12.3%.

•	Net debt leverage was 1.8 times as of the end of the first quarter of fiscal 2023, down from 2.7 times a year ago.

“Continuing the solid momentum from fiscal 2022, we again achieved record levels of quarterly net sales, net income and Adjusted EBITDA for our fiscal first quarter of 2023,” said John C. Turner, Jr., President and Chief Executive Officer of GMS. “Volumes were up in Wallboard, Ceilings and Complementary Products, including our first quarterly year-over-year increase in commercial Wallboard volumes since before the pandemic. The inflationary pricing environment together with strong residential construction activity and an improving commercial landscape, combined with our team’s commitment to delivering outstanding service and the execution of our strategic priorities drove our performance this quarter.”

Turner continued, “While builders are reporting an affordability-driven moderation in single-family housing demand, construction activity in this sector remained robust during the first quarter and into our second quarter as the industry works through a sizable backlog of homes started but not yet completed. While single family homebuilding will likely soften, the degree, timing and duration is yet to be determined. However, commercial construction is improving and multi-family construction remains strong. We are confident we are well-positioned to adjust as needed to meet demand in all three end markets.”

First Quarter Fiscal 2023 Results

Net sales for the first quarter of fiscal 2023 of $1.36 billion increased 30.5% as compared with the prior year quarter, primarily due to inflationary pricing, active residential construction, volume growth in Wallboard, Ceilings and Complementary Products, an improving commercial landscape, and the acquisition of AMES Taping Tools. Organic net sales increased 24.1%.

Year-over-year sales increases by product category were as follows:

•	Wallboard sales of $521.6 million increased 33.7% (up 31.6% on an organic basis).

•	Ceilings sales of $167.3 million increased 21.2% (up 17.8% on an organic basis).

•	Steel Framing sales of $274.9 million increased 40.1% (up 34.6% on an organic basis).

•	Complementary Product sales of $395.8 million increased 24.6% (up 11.2% on an organic basis).

Gross profit of $434.7 million increased 29.4% compared to the first quarter of fiscal 2022 primarily due to the successful pass through of product inflation, continued strength in residential market demand, an improving commercial landscape, and incremental gross profit from acquisitions. Gross margin of 32.0%, declined 20 basis points year-over-year primarily due to the timing and elasticity of inflationary price-cost dynamics in the market.

Selling, general and administrative (“SG&A”) expense as a percentage of net sales improved 80 basis points to 19.7% for the quarter compared to 20.5% in the first quarter of fiscal 2022. Adjusted SG&A expense as a percentage of net sales of 19.2% improved 100 basis points from 20.2% in the prior year quarter as product inflation outpaced increases in operating costs.

Net income increased 46.2% to $89.5 million, or $2.07 per diluted share, compared to net income of $61.2 million, or $1.39 per diluted share, in the first quarter of fiscal 2022. Adjusted net income was $105.2 million, or $2.43 per diluted share, compared to $73.3 million, or $1.67 per diluted share, in the first quarter of the prior fiscal year.

Adjusted EBITDA increased $46.9 million, or 36.6%, to $175.0 million compared to the prior year quarter. Adjusted EBITDA margin of 12.9% improved 60 basis points from 12.3% for the first quarter of fiscal 2022.

Balance Sheet, Liquidity and Cash Flow

As of July 31, 2022, the Company had cash on hand of $106.6 million, total debt of $1.2 billion and $270.2 million of available liquidity under its revolving credit facilities. Net debt leverage was 1.8 times as of the end of the quarter, down from 2.7 times at the end of the first quarter of fiscal 2022.

The Company recorded cash used by operating activities and free cash flow of $4.4 million and $15.3 million, respectively, for the quarter ended July 31, 2022. For the quarter ended July 31, 2021, the Company recorded cash used by operating activities and free cash flow of $75.1 million and $81.9 million, respectively.

During the quarter, the Company repurchased common stock of $23.8 million, of which $10.8 million was repurchased under a previous authorization and $13.0 million was repurchased under an expanded authorization approved during the quarter. As of July 31, 2022, the Company had $187.0 million of repurchase authorization remaining.

Platform Expansion Activities

During the first quarter of fiscal 2023, GMS acquired Construction Supply of Southwest Florida, Inc. (“CSSWF”). CSSWF is a leading distributor of various stucco, building and waterproofing supplies serving the Sarasota, Bradenton, Venice and North Port local markets, with broader outreach to the Tampa and Fort Myers markets. This acquisition further expands GMS’s Complementary Products offerings and establishes an inaugural stucco-focused location in the state of Florida.

Also, during the period, the Company opened two new greenfield yards in Wildwood, Florida and Cleveland, Ohio as well as six new AMES stores.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the first quarter of fiscal 2023 ended July 31, 2022 and other information related to its business at 8:30 a.m. Eastern Time on Thursday, September 1, 2022. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through October 1, 2022 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13732210.

About GMS Inc.

Founded in 1971, GMS operates a network of approximately 300 distribution centers with extensive product offerings of wallboard, ceilings, steel framing and complementary construction products. In addition, GMS operates approximately 100 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. The Company’s unique operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling GMS to generate significant economies of scale while maintaining high levels of customer service.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments. In addition, the Company utilizes Adjusted EBITDA in certain calculations in its debt agreements.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBITDA, and Adjusted EBITDA margin should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

When calculating organic net sales growth, the Company excludes from the calculation (i) net sales of acquired businesses until the first anniversary of the acquisition date, and (ii) the impact of foreign currency translation.

Forward-Looking Statements and Information

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS operates, including in particular residential and commercial construction, and the economy generally, pricing, the demand for the Company’s products, supply chain issues and related project timing, the Company’s strategic priorities and the results thereof, service levels and the ability to drive value and results contained in this press release may be considered forward-looking statements. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including current and future public health issues that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of September 1, 2022. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to September 1, 2022.

Contact Information:

Investors:

Carey Phelps

ir@gms.com

770-723-3369

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended
	July 31,
	2022	2021
Net sales	$1,359,553	$1,042,076
Cost of sales (exclusive of depreciation and amortization shown separately below)	924,832	706,243
Gross profit	434,721	335,833
Operating expenses:
Selling, general and administrative	267,689	214,081
Depreciation and amortization	32,440	27,714
Total operating expenses	300,129	241,795
Operating income	134,592	94,038
Other (expense) income:
Interest expense	(14,661)	(13,657)
Other income, net	1,569	792
Total other expense, net	(13,092)	(12,865)
Income before taxes	121,500	81,173
Provision for income taxes	32,030	19,971
Net income	$89,470	$61,202
Weighted average common shares outstanding:
Basic	42,549	43,089
Diluted	43,317	43,972
Net income per common share:
Basic	$2.10	$1.42
Diluted	$2.07	$1.39

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)

	July 31, 2022	April 30, 2022
Assets
Current assets:
Cash and cash equivalents	$106,613	$101,916
Trade accounts and notes receivable, net of allowances of $9,583 and $9,346, respectively	820,589	750,046
Inventories, net	577,938	550,953
Prepaid expenses and other current assets	24,856	20,212
Total current assets	1,529,996	1,423,127
Property and equipment, net of accumulated depreciation of $237,746 and $227,288, respectively	359,556	350,679
Operating lease right-of-use assets	158,295	153,271
Goodwill	698,631	695,897
Intangible assets, net	438,103	454,747
Deferred income taxes	19,415	17,883
Other assets	8,429	8,795
Total assets	$3,212,425	$3,104,399
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$363,287	$367,315
Accrued compensation and employee benefits	62,344	107,925
Other accrued expenses and current liabilities	153,380	127,938
Current portion of long-term debt	47,712	47,605
Current portion of operating lease liabilities	39,904	38,415
Total current liabilities	666,627	689,198
Non-current liabilities:
Long-term debt, less current portion	1,192,101	1,136,585
Long-term operating lease liabilities	116,815	112,161
Deferred income taxes, net	48,114	46,802
Other liabilities	49,544	55,155
Total liabilities	2,073,201	2,039,901
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 42,298 and 42,773 shares issued and outstanding as of July 31, 2022 and April 30, 2022, respectively	423	428
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of July 31, 2022 and April 30, 2022	—	—
Additional paid-in capital	502,536	522,136
Retained earnings	637,447	547,977
Accumulated other comprehensive loss	(1,182)	(6,043)
Total stockholders' equity	1,139,224	1,064,498
Total liabilities and stockholders' equity	$3,212,425	$3,104,399

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended July 31,
	2022	2021
Cash flows from operating activities:
Net income	$89,470	$61,202
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	32,440	27,714
Amortization of debt discount and debt issuance costs	425	642
Equity-based compensation	5,971	3,160
Gain on disposal and impairment of assets	(284)	(78)
Deferred income taxes	(945)	(140)
Other items, net	2,958	1,573
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	(69,635)	(73,479)
Inventories	(28,712)	(87,313)
Prepaid expenses and other assets	(3,709)	(1,491)
Accounts payable	(4,405)	(4,265)
Accrued compensation and employee benefits	(46,065)	(24,219)
Other accrued expenses and liabilities	18,088	21,617
Cash used in operating activities	(4,403)	(75,077)
Cash flows from investing activities:
Purchases of property and equipment	(10,943)	(6,814)
Proceeds from sale of assets	272	287
Acquisition of businesses, net of cash acquired	(2,606)	(123,049)
Cash used in investing activities	(13,277)	(129,576)
Cash flows from financing activities:
Repayments on revolving credit facilities	(141,247)	(102,872)
Borrowings from revolving credit facilities	195,113	195,049
Payments of principal on long-term debt	(1,278)	(1,278)
Payments of principal on finance lease obligations	(7,639)	(7,397)
Repurchases of common stock	(23,795)	(3,855)
Proceeds from exercises of stock options	29	863
Payments for taxes related to net share settlement of equity awards	(300)	(256)
Proceeds from issuance of stock pursuant to employee stock purchase plan	1,329	1,140
Cash provided by financing activities	22,212	81,394
Effect of exchange rates on cash and cash equivalents	165	(163)
Increase (decrease) in cash and cash equivalents	4,697	(123,422)
Cash and cash equivalents, beginning of period	101,916	167,012
Cash and cash equivalents, end of period	$106,613	$43,590
Supplemental cash flow disclosures:
Cash paid for income taxes	$3,232	$1,007
Cash paid for interest	17,834	8,616

GMS Inc.

Net Sales by Product Group (Unaudited)

(dollars in thousands)

	Three Months Ended
	July 31, 2022	% of Total	July 31, 2021	% of Total
Wallboard	$521,554	38.4%	$390,135	37.4%
Ceilings	167,275	12.3%	138,071	13.2%
Steel framing	274,896	20.2%	196,276	18.8%
Complementary products	395,828	29.1%	317,594	30.6%
Total net sales	$1,359,553		$1,042,076

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended
	July 31,
	2022	2021
Net income	$89,470	$61,202
Interest expense	14,661	13,657
Interest income	(56)	—
Provision for income taxes	32,030	19,971
Depreciation expense	14,993	12,925
Amortization expense	17,447	14,789
EBITDA	$168,545	$122,544
Stock appreciation expense(a)	2,344	892
Redeemable noncontrolling interests and deferred compensation(b)	495	310
Equity-based compensation(c)	3,132	1,958
Severance and other permitted costs(d)	352	147
Transaction costs (acquisitions and other)(e)	386	575
Gain on disposal of assets(f)	(284)	(78)
Effects of fair value adjustments to inventory(g)	44	1,731
EBITDA addbacks	6,469	5,535
Adjusted EBITDA	$175,014	$128,079

Net sales	$1,359,553	$1,042,076
Adjusted EBITDA Margin	12.9%	12.3%

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility, including certain unusual, nonrecurring costs and credits due to COVID-19.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains from the sale of assets.
(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.

GMS Inc.

Reconciliation of Cash Used In Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended
	July 31,
	2022	2021
Cash used in operating activities	$(4,403)	$(75,077)
Purchases of property and equipment	(10,943)	(6,814)
Free cash flow (a)	$(15,346)	$(81,891)

(a)	Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended
	July 31,
	2022	2021
Selling, general and administrative expense	$267,689	$214,081

Adjustments
Stock appreciation expense(a)	(2,344)	(892)
Redeemable noncontrolling interests and deferred compensation(b)	(495)	(310)
Equity-based compensation(c)	(3,132)	(1,958)
Severance and other permitted costs(d)	(337)	(161)
Transaction costs (acquisitions and other)(e)	(386)	(575)
Gain on disposal of assets(f)	284	78
Adjusted SG&A	$261,279	$210,263

Net sales	$1,359,553	$1,042,076
Adjusted SG&A margin	19.2%	20.2%

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility, including certain unusual, nonrecurring costs and credits due to COVID-19.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains from the sale of assets.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended
	July 31,
	2022	2021
Income before taxes	$121,500	$81,173
EBITDA add-backs	6,469	5,535
Acquisition accounting depreciation and amortization (1)	13,278	10,318
Adjusted pre-tax income	141,247	97,026
Adjusted income tax expense	36,018	23,771
Adjusted net income	$105,229	$73,255
Effective tax rate (2)	25.5%	24.5%

Weighted average shares outstanding:
Basic	42,549	43,089
Diluted	43,317	43,972
Adjusted net income per share:
Basic	$2.47	$1.70
Diluted	$2.43	$1.67

(1)	Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and amortization of intangible assets from the acquisitions of Titan, Westside Building Material and Ames Taping Tools.

(2)	Normalized cash tax rate excluding the impact of acquisition accounting and certain other deferred tax amounts.